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                                                                EXHIBIT 3.6

                           CERTIFICATE OF AMENDMENT

                                  OF BYLAWS OF

                                CYRIX CORPORATION


     The undersigned, being the duly elected and acting Secretary of Cyrix Corporation (the "Corporation"), hereby certifies that Section 3.2 of the Bylaws of the Corporation has been amended, effective January 26, 1996, by the Board of Directors to read as follows:

     "3.2 NUMBER OF DIRECTORS

          The number of directors of the Corporation shall be not less than four nor more than ten. The exact number of directors shall be four until changed, within the limit specified above, by a bylaw amending this
     Section 3.2 duly adopted by the board of directors or by the stockholders. The indefinite number of directors may be changed, or a definite number fixed without provision for an indefinite number, by a duly adopted amendment to the certificate of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of the holders of a majority of the stock issued and outstanding and entitled to vote or by resolution by a majority of the board of directors.

          No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires."


Dated:  May 14, 1996




                                       /s/ Russell N. Fairbanks, Jr.
                                       ---------------------------------------
                                       Russell N. Fairbanks, Jr., Secretary